                                   EXHIBIT 1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2002

  CONDENSED INTERIM CONSOLIDATED FINANCIAL SETTLEMENT IN TERM ENDING MARCH 2003
                           [U.S. ACCOUNTING STANDARDS]
                                                               November 14, 2002

Listed Company: Wacoal Corp.                                            Stock Exchanges: Tokyo, Osaka
Code Number: 3591                                                       Location of Principal Office: Kyoto
        (URL  http://www.wacoal.co.jp/)
Representative:   Position: President
                  Name: Yoshikata Tsukamoto
For Inquiries:    Position: Corporate Officer, Director of Finance, Corporate Planning
                  Name: Nobuhiro Matsuda    TEL  (075) 682-1010

Date of Board of Directors' Meeting for Midterm Settlement: November 14, 2002 Adoption of U.S. Accounting Standards: Yes

1. Consolidated Results for the Interim Term Ending September 2002 (April 1, 2002 to September 30, 2002)

(1)  Consolidated Business Results   (Note) Fractions less than 1 million yen in
     the indicated amounts have been rounded off.

-------------------------------------------------------------------------------------------------------------------------
                                       Sales               Operating Profit                Pre-tax Interim (Current Term)
                                                                                                    Net Profit
-------------------------------------------------------------------------------------------------------------------------
                            Million Yen                 Million Yen                        Million Yen
Interim Term Ending
 September 2002                87,117         2.0%         8,013         8.4%                  6,803        (13.6%)
Interim Term Ending
 September 2001                85,374         2.2%         7,393        (4.8%)                 7,872        (44.9%)
-------------------------------------------------------------------------------------------------------------------------
Term Ending March 2002        162,829         0.5%         7,186       (25.3%)                 7,613        (62.2%)
-------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                           Interim (Current Term)      Interim (Current Term)        Interim (Current Term) Net Profit per Share
                                 Net Profit             Net Profit per Share              After Adjustment of Latent Stock
                           Million Yen                    Yen
Interim Term Ending
 September 2002               4,099        (14.9%)           27.49                                    N/A
Interim Term Ending
 September 2001               4,815        (35.7%)           31.92                                    N/A
Term Ending March 2002        4,983        (54.2%)           33.22                                    N/A
--------------------------------------------------------------------------------------------------------------------------------

(Note)    (1)  Profit and loss based on equity-method investment: Interim term ending September 2002: 452 million yen, Interim term ending September 2001: 639 million yen, Term ending March 2002: 1,148 million yen
          (2) Average number of shares during term (consolidated): Interim term ending September 2002: 149,107,579 shares, Interim term ending September 2001: 150,854,390 shares, Term ending March 2002:
               149,985,724 shares
          (3)  Changes in accounting method: None
          (4) Percentages indicated under sales, operating profit, pre-tax interim (current term) net profit, and net profit represent the increase/decrease in comparison to the previous interim term.

(2)  Consolidated Financial Condition

----------------------------------------------------------------------------------------------------------------
                           Total Assets     Equity Capital     Equity Capital Ratio     Equity Capital per Share
----------------------------------------------------------------------------------------------------------------
                            Million Yen      Million Yen                %                            Yen
Interim Term Ending
 September 2002               225,892          169,948                75.2                        1,139.83
Interim Term Ending
 September 2001               226,940          170,629                75.2                        1,144.26
----------------------------------------------------------------------------------------------------------------
Term Ending March 2002        223,985          168,205                75.1                        1,128.05
----------------------------------------------------------------------------------------------------------------

(Note) Number of outstanding shares at end of year (consolidated): Interim term ending September 2002: 149,099,380 shares, Interim term ending September 2001:
149,116,685 shares, Term ending March 2002: 149,111,694 shares

(3)  Consolidated Cash Flow Status

----------------------------------------------------------------------------------------------------------------------------
                                Cash flow from        Cash flow from          Cash flow from       Balance of cash and cash
                             operating activities  investment activities   financial activities   equivalents at end of term
----------------------------------------------------------------------------------------------------------------------------
                                  Million Yen           Million Yen              Million Yen              Million Yen
Interim Term Ending
 September 2002                      5,527                (3,965)                  (2,186)                  34,598
Interim Term Ending
 September 2001                      4,407                (5,809)                  (5,019)                  34,869
----------------------------------------------------------------------------------------------------------------------------
Term Ending March 2002               8,653                (9,412)                  (5,472)                  35,381
----------------------------------------------------------------------------------------------------------------------------

(4) Items related to the Consolidation Criteria and Equity Method Application Number of consolidated subsidiaries: 35 companies; Number of non-consolidated subsidiaries subject to equity method: None; Number of affiliated companies subject to equity method: 6 companies

(5) Changes in the Consolidation Criteria and Equity Method Application Consolidated (new): 1 company, (exception) None; Equity Method (new): 1 company, (exception) None

2. Forecast of Consolidated Performance for the Year Ending March 2003 (April 1, 2002 to March 31, 2003)

------------------------------------------------------------------------------------------------------
                          Sales           Operating Profit       Pre-tax Current Term     Current Term
                                                                      Net Profit           Net Profit
------------------------------------------------------------------------------------------------------
                       Million Yen           Million Yen              Million Yen          Million Yen
Annual                   166,000                8,500                    7,200                4,200
------------------------------------------------------------------------------------------------------

(Reference) Expected net profit per share (annual basis): 28.17 yen

*The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future. Please refer to page 6 of the attachment for items relating to the foregoing estimates.

                          I. Status of Corporate Group

     Our corporate group is structured of Wacoal Corp. (our company), 35 subsidiaries and 6 affiliated companies, and is principally engaged in the manufacture and wholesale distribution of innerwear (mainly women's foundation lingerie, nightwear and children's underwear), outerwear, sportswear, other textile goods and related products, as well as direct sales of certain products to consumers. The corporate group is also deploying business in the areas of housing, restaurant, cultural event promotion and interior finish work.

     Positioning in relation to the group's business and the relationship with classified segments of business are as follows.

-------------------------------------------------------------------------------------------------------------------------------
Business Segment     Operating Segment                                    Principal Companies
-------------------------------------------------------------------------------------------------------------------------------
Textile Products     Manufacturing and     Domestic  Wacoal Corp., Studio Five Corp., Point Up Inc.
and Related          Sales Companies                                                                       (Total: 3 Companies)
Companies
                                           Overseas  Wacoal America Inc.,
                                                     Beijing Wacoal Co., Ltd., Shinyoung Wacoal Inc. (Korea)
                                                     Taiwan Wacoal Co., Ltd., Guangdong Wacoal Inc.
                                                     Thai Wacoal Public Co., Ltd.
                                                     3 Other Companies
                                                                                                           (Total: 9 Companies)
                     ----------------------------------------------------------------------------------------------------------
                     Sales Companies       Domestic  Intimate Garden Corp., Une Nana Cool Corp.
                                                     1 Other Company
                                                                                                           (Total: 3 Companies)
                                           ------------------------------------------------------------------------------------
                                           Overseas  Wacoal Singapore Private Ltd.
                                                     Wacoal Hong Kong Co., Ltd.
                                                     Wacoal France S.A.
                                                     Wacoal (UK) Ltd.
                                                     2 Other Companies
                                                                                                           (Total: 6 Companies)
                     ----------------------------------------------------------------------------------------------------------
                     Apparel               Domestic  Nagasaki Wacoal Sewing Corp., Tokai Wacoal Sewing Corp.
                     Manufacturers                   Niigata Wacoal Sewing Corp., Torica Co., Ltd.
                                                     5 Other Companies
                                                                                                           (Total: 9 Companies)
                                           ------------------------------------------------------------------------------------
                                           Overseas  Saradona Mfg Corp. (Dominican Republic)
                                                     1 Other Company
                                                                                                           (Total: 2 Companies)
                     ----------------------------------------------------------------------------------------------------------
                     Material              Overseas  Wacoal International Hong Kong Co., Ltd.
                     Procuring
                     Companies
                                                                                                             (Total: 1 Company)
-------------------------------------------------------------------------------------------------------------------------------
Others               Cultural Business     Domestic  Wacoal Corp., Wacoal Art Center Co., Ltd.
                     Service Companies                                                                     (Total: 2 Companies)
                     ----------------------------------------------------------------------------------------------------------
                     Other Business        Domestic  Wacoal Corp., Nanasai Co., Ltd., Wakoh Corp., Wacoal Service Co., Ltd.,
                     Companies                       Kisco Co., Ltd. Wacoal Career Service Corp., Wacoal Distribution Corp.
                                                                                                           (Total: 7 Companies)
                                           ------------------------------------------------------------------------------------
                                           Overseas  Wacoal International Corp. (USA)
                                                     Wacoal Investment Co., Ltd.; (Taiwan)
                                                                                                           (Total: 2 Companies)
-------------------------------------------------------------------------------------------------------------------------------

The business distribution diagram regarding the foregoing status of corporate group is as follows.

               (Business distribution diagram of corporate group)

                             II. Management Policies

     Our group, as a "female affinity company", is aiming to become a company known for its ability to support the lifestyles of women. In our business, we are actively using a process we call "The Body Designing Business". We believe this process supports the "expression of personal beauty of the mind and body".

     In regards to our concrete business plan, which began last year, we are promoting the following measures.

1.   Reorganization of Existing Businesses
     (1)  Brand Reorganization of Intimate Apparel
          In order to differentiate the corporate brand and to increase competitiveness, we will reorganize our intimate apparel brand. In addition we will enhance the organizational structure as well as promote the development of sales floors suitable for each line of product.
     (2)  Participation in the Wellness Business Area
          Pursuant to the increased health consciousness, services and products having the words "health" or "amenity" are gaining the attention of consumers. Therefore, we will promote businesses that support lifestyles with such themes as "sports & conditioning", "walking science" and "therapy and relaxing".

2.   Development of New Business
     (1)  SPA (Manufacture and Retail), Internet Mail Order and Catalog Mail
          Order
          In order to deal with the structural changes in the apparel market, we will aggressively develop contact points with new customers. In particular, we will actively promote the expansion of shops regarding SPA.
     (2)  Development of Good-Age Business
          We will develop product groups and cultivate distribution channels to respond to the needs within the aged society.

3.   New Added Values
     (1)  Development of Salon Business centering around "Dubleve"
          We will develop CRM (customer relationship management) around the semi-order bra "Dubleve".
     (2)  Intellectual OEM Business
          We will engage in alliances while leveraging our group's core competencies regarding OEM business through the promotion of added values.

4.   Promotion of Structural Reform
     With "speed" and "cost" as key components, we will drive structural reform of planning and design, procurement of materials, production, merchandizing, and logistics.

5.   Deployment of Global Business Activities
     (1)  Active Expansion of Chinese Business
          We will seek the reinforcement and expansion of sales offices in China in order to create a foundation for the Chinese market.
     (2) We will promote the global planning, procurement, and enhancement of the production system and function with Hong Kong at the core of such network.

     With respect to dividend policies, we will seek to reinforce our financial strength in order to secure a stable management base, and endeavor to continue our pattern of steady dividends all the while giving consideration to the appropriate dividend payout.

     Moreover, as a part of the measures we are taking to increase share-value, and in order to return profits to shareholders, in the last two terms we repurchased and cancelled a total of 5,000,000 shares of the Company. We will continue to examine various measures in order to increase share-value.

     We are actively invested in the structure of a uniform system to manage production to logistics to sales, enhancing our information system, enhancing existing sales floors, and developing new shops of SPA. We hope to pass along the benefits of these efforts to our shareholders through improved profits in the future.

     Our target for the time being is to achieve ROE (return on equity) of 6% or higher. In addition, we are also aiming to achieve an operating profit margin of 9% or higher, and will aggressively pursue profit, engage in cost reduction and suppress expenses, as well as endeavor to efficiently monitor shareholders' equity.

     As for the improvement of management, we introduced the corporate officer system from this term, and are aiming to achieve prompt and appropriate decision-making and clarification regarding the responsibility and authority of management. Further, in order to increase the transparency of managerial subject matter, we are enhancing our IR activities and provide our utmost efforts in actively disclosing information to our shareholders and investors.

     Moreover, we created "Corporate Ethics - Wacoal's Action Agenda" in order to review all aspects of our corporate activities from the perspective of corporate ethics. We expect this will maintain the fairness of business, and improve managerial quality in a well balanced manner. We will thus seek the enlightenment, transparency and establishment of corporate ethics through workshops conducted by the newly organized corporate ethics implementation committee.

     It is important that our group promotes the long-term stable retention of our company shares by investors and to seek the broadening of the investor base. In order to realize the above, we believe that lowering the investment unit in anticipation of personal investors to be an effective measure. Hereafter, in addition to giving consideration to the stock market trends, we will take aggressive measures when we acknowledge such necessity upon carefully examining the costs required and the effects resulting therefrom.


                  III. Business Results and Financial Condition

(1)  Business Results

Summary of Overall Business Results this Interim Term

     In this interim term, although the Japanese economy showed signs of a gradual economic recovery from the increase in exports and the increasing trend of production in connection therewith, we still facing a grave situation with stagnation in demand and fall in stock prices. Even overseas, with regard to the US economy, which was showing signs of recovery, consumer spending has declined as a result of fall in stock prices and the poverty effect stemming from the distrust in corporate accounting. There is fear that this will have an adverse effect on the economy. The Asian market by and large is undergoing a stable transition.

     Under these circumstances, our group sought improvement in our product strength, and endeavored to actively develop businesses based on the basic measures stressed in the mid-term plan. With respect to the Wacoal brand, the summer campaign product "T-Shirt Bra NAMI NAMI" gained favorable reviews with its novel design and functionality based on a newly developed free-cutting material. We were able to achieve sales exceeding our plan. Moreover, our autumn campaign product "Shakitto Bra" introduced in July also made a favorable impression. This product was designed upon exhibiting the results of Wacoal's research and development, and is a bra displaying a new concept. This concept being that of having a "bone-control function" capable of adjusting the posture by supporting the pectoral bone structure. This item is attracting attention as a highly value-added product unique to Wacoal.

     The brand "Parfage" representing the luxury line in department stores underwent a favorable transition. In chain stores, the popular Wing brand "Lesiage" gained favorable reviews. Although we sought the reinforcement in product strength and the reinforcement in sales promotion measures for "Salute", a brand accommodating the channels in specialty stores, the brand showed sluggish growth under the severe environment embracing specialty stores.

     With respect to other product groups, "La Vie Aisee" and "Gra - P", targeting Mesdames and the mature generation, they continued to undergo a favorable transition. Moreover, the underwear series "Sawayaka Kenkyujo" for the spring and summer season, which succeeded "Attaka Kenkyujo", which was extremely popular last winter, and also gained favorable reviews.

     Apart from intimate apparel, the sports-related product "CW-X" and leg fashion "Shapeup Calecon" showed growth.

     Regarding the SPA business, we held an exhibition in September for our SPA brands, and conducted a presentation to principal developers across the country on our brand concept, location of new shops, shop deployment plan, and so on. We are continuing to actively engage in the opening of new shops.

     In August, we also established "K.K. Double Jay", a joint venture with World Co., Ltd. We plan to fuse our product development ability of intimate apparel with World's superior SPA marketing ability in order to launch a new directly managed undertaking.

     With regard to overseas business, our Asian affiliates by and large underwent a healthy transition. In the US as well, the "Wacoal" brand, as the main force in the luxury market and the "DNKY" brand in the medium grade market, showed favorable transitions.

     As a result of the above, sales during this interim term was 87.117 billion yen, showing a 2% increase in comparison with the previous year.

     In terms of profit, restructuring of the logistics business and structural reform of reducing costs related to raw materials and processing expenses are starting to show results. The gross profit margin rate has improved. Moreover, temporary costs arising from the expanded operation of a flex age retirement system implemented as a flexible age retirement system has been appropriated as sales administrative costs. As a result of the above, the operating profit of this interim term was 8.013 billion yen, showing an 8.4% increase in comparison to the same term of the previous year. Meanwhile, the pre-tax interim net profit was 6.83 billion (with reflects losses on account of the revaluation of our investment securities which include, among others, financial institutions), which is a 13.6% decrease in comparison to the same term of the previous year, whereas the interim net profit was 4.099 billion yen, which is a 14.9% decrease in comparison to the same term of the previous year.

     Regarding sales by business category, interim term sales of "textile goods and related products" were 79.459 billion yen, showing a 1.6% increase in comparison with the previous year. The interim term sales of "others" were 7.658 billion yen, showing a 6.8% increase in comparison with the previous year.

     Regarding sales by location, "Japan" represented 76.963 billion yen accounting for 88.3% of sales of the overall group, whereas "Asia" accounted for 3.2% and "Europe and US" accounted for 8.4%.

Forecast of Full Term

     As for the future economic affairs, in addition to the slowdown of the domestic economic recovery, various stringent elements such as the insecurity of international politics in the Iraqi situation and fears of aggravation of the US economy are increasing the uncertainty of the future of domestic and overseas economies. Under these circumstances, there is concern that personal consumption will deteriorate due to the chill in consumer psychology.

     Even in the domestic female fashion wear industry, it is anticipated that sluggish conditions of sales relating to apparel in department stores and chain stores, which are principal distribution channels, will continue.

     Our group, under these circumstances, will provide further efforts in developing products that will receive the support of consumers of various generations, and will continue to aggressively pursue our goals in order to achieve the mid-term plan.

     Regarding the full term forecast, our target is to achieve sales of 166 billion yen, operating profit of 8.5 billion yen, pre-tax interim net profit of
7.2 billion yen, and interim term net profit of 4.2 billion yen.

     Concerning the dividend in this term, as the initial plan, the dividend payable will be 13.50 yen per share.

(2)  Conditions of Cash Flow in Interim Term

     Cash flow from sales activities of this interim term increased 1.120 billion yen in comparison with the previous year, and amounted to 5.527 billion yen.

     Cash flow used in investment activities amounted to 3.965 yen as a result of shifting the deposit to operation of short-term notes, and so on.

     Cash flow used in financial activities amounted to 2.186 billion yen, in comparison to the 5.019 billion yen of the previous year, since company stock was acquired in the previous interim term but were not acquired in this interim term.

     Balance at the end of this interim term of cash and cash equivalents, obtained by deducting the conversion difference of cash and cash equivalents from the foregoing total, was 34.598 billion yen, showing a 783 million yen decrease in comparison with the previous year.

     Moreover, free cash flow obtained by subtracting the amount of capital investment from the cash flow of sales activities amounted to be 4.444 billion yen.

                IV. - 1. INTERIM CONSOLIDATED FINANCIAL STATEMENT

----------------------------------------------------------------------------------------------------------------------------
                                                  Current Interim             Previous Interim              Previous Term
                 Accounts
                                                As of Sept. 30, 2002        As of Sept. 30, 2001        As of March 31, 2002
----------------------------------------------------------------------------------------------------------------------------
  (Assets)                                           Million Yen                 Million Yen                 Million Yen
  Current assets

    Cash                                                 10,414                       8,815                       10,656
    Time deposits and certificates
     of deposit                                          24,184                      26,054                       24,725
    Marketable securities                                43,451                      38,487                       40,203

    Trade notes receivable                                2,076                       2,156                        2,206
    Trade accounts                                       23,644                      25,469                       21,537
                                                        -------                     -------                      -------
    Notes and accounts receivable                        25,720                      27,625                       23,743

    Allowance for returns and
     doubtful receivables                                (3,256)                     (3,568)                      (2,965)
                                                        -------                     -------                      -------
                                                         22,464                      24,057                       20,778

    Inventories                                          22,729                      24,950                       24,899
    Deferred income taxes                                 4,849                       4,666                        4,604
    Other current assets                                  1,718                       1,769                        1,525
                                       -------------------------------------------------------------------------------------
    Total current assets                                129,809                     128,798                      127,390

  Property Plant and Equipment

    Land                                                 23,887                      25,318                       24,649
    Buildings                                            55,414                      55,468                       55,786
    Machinery and equipment                              12,058                      11,790                       12,314
    Construction in progress                                324                          --                          187
                                                        -------                     -------                      -------
                                                         91,683                      92,576                       92,936

    Accumulated depreciation                            (35,918)                    (34,219)                     (35,645)
                                       -------------------------------------------------------------------------------------
    Net property, plant and equipment                    55,765                      58,357                       57,291


  Other assets

    Investment in affiliates                             10,584                       9,295                       10,247
    Investments                                          22,777                      24,021                       22,509
    Lease deposits and other                              6,957                       6,469                        6,548
                                       -------------------------------------------------------------------------------------
    Total other assets                                   40,318                      39,785                       39,304
----------------------------------------------------------------------------------------------------------------------------
    Total Assets                                        225,892                     226,940                      223,985
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                     Current Interim          Previous Interim            Previous Term
                  Accounts
                                                   As of Sept. 30, 2002     As of Sept. 30, 2001       As of March 31, 2002
----------------------------------------------------------------------------------------------------------------------------
  (Liabilities, minority interests and                  Million Yen             Million Yen                Million Yen
   shareholders' equity)

  Current Liabilities

    Short-term bank loans                                   7,109                  7,720                     7,397

    Trade notes                                             2,872                  7,322                     6,061
    Trade accounts                                          9,254                  6,274                     8,147
                                                          -------                -------                   -------
    Notes and account payable                              12,126                 13,596                    14,208

    Accrued payroll and bonuses                             7,014                  7,757                     7,484
    Income taxes payable                                    4,536                  4,082                     2,096
    Other current liabilities                               5,519                  6,218                     5,747
    Current portion of long-term debt                         208                    510                       163
                                            --------------------------------------------------------------------------------
    Total current liabilities                              36,512                 39,883                    37,095

  Fixed Liabilities

    Long-term debt                                          1,290                    900                     1,235
    Liability for termination                              14,068                  7,374                    12,334
    Deferred income taxes                                   2,303                  6,320                     3,346
                                            --------------------------------------------------------------------------------
    Total fixed liabilities                                17,661                 14,594                    16,915

  Minority interests                                        1,771                  1,834                     1,770

  Shareholders' Equity

    Common stock                                           13,260                 13,260                    13,260
    Additional paid-in capital                             25,242                 25,242                    25,242
    Retained earnings                                     134,977                132,723                   132,891

  Accumulated other comprehensive income
   (loss)

    Foreign currency translation
     adjustment                                            (1,687)                (1,697)                     (937)
    Unrealized gain on securities                           1,158                  1,101                       199
    Minimum pension liability                              (2,985)                    --                    (2,445)
    Treasury stock                                            (17)                    (O)                       (5)
                                            --------------------------------------------------------------------------------
    Total shareholders' equity                            169,948                170,629                   168,205
----------------------------------------------------------------------------------------------------------------------------
  Total liabilities, minority interests
   and shareholders' equity                               225,892                226,940                   223.985
----------------------------------------------------------------------------------------------------------------------------

                 IV. - 2. INTERIM CONSOLIDATED INCOME STATEMENT

---------------------------------------------------------------------------------------------------------------------------------
                                                  Current Interim             Previous Interim                Previous Term
               Accounts                          From April 1, 2002          From April 1, 2001             From April 1, 2001
                                                  to Sept. 30, 2002           to Sept. 30, 2001              to March 31, 2002
---------------------------------------------------------------------------------------------------------------------------------
                                              Million Yen        %          Million Yen        %           Million Yen        %
  Net sales                                        87,117      100.0             85,734      100.0             162,829      100.0

  Operating costs and expenses

    Cost of sales                                  44,403       51.0             44,306       51.9              86,567       53.2
    Selling, general and
     administrative expenses                       34,701       39.8             33,675       39.4              69,076       42.4
                                      -------------------------------------------------------------------------------------------
    Total operating costs and
     expenses                                      79,104       90.8             77,981       91.3             155,643       95.6
                                      -------------------------------------------------------------------------------------------
  Operating income                                  8,013        9.2              7,393        8.7               7,186        4.4

  Other income and expenses

    Interest income                                   151        0.2                188        0.2                 356        0.2
    Interest expense                                  (91)      (0.1)              (136)      (0.2)               (239)      (0.1)
    Dividends income                                  129        0.2                125        0.2                 201        0.1
    Gain on sale, transfer or
     exchange of investment                             1        0.0                544        0.6                 502        0.3
    Appraisal loss of investment in
     securities                                    (1,437)      (1.7)              (220)      (0.3)               (507)      (0.3)
    Other - net                                        37        0.0                (22)      (0.0)                114        0.1
                                      -------------------------------------------------------------------------------------------
    Total other income and expense                 (1,210)      (1.4)               479        0.5                 427        0.3
                                      -------------------------------------------------------------------------------------------

    Income before income taxes,
     equity in net income of
     affiliated companies, minority
     interests                                      6,803        7.8              7,872        9.2               7,613        4.7

  Income taxes

    Current                                         4,538        5.2              3,825        4.5               4,405        2.7
    Deferred                                       (1,572)      (1.8)              (257)      (0.3)               (620)      (0.4)
                                      -------------------------------------------------------------------------------------------
    Total income taxes                              2,966        3.4              3,568        4.2               3,785        2.3
                                      -------------------------------------------------------------------------------------------

  Income before equity in net income
   of affiliated companies, minority
   interests                                        3,837        4.4              4,304        5.0               3,828        2.4

  Equity in net income of affiliated
   companies                                          452        0.5                639        0.8               1,148        0.7

  Minority interests                                 (190)      (0.2)              (128)      (0.2)                  7        0.0
                                      -------------------------------------------------------------------------------------------
  Interim (current term) net income                 4,099        4.7              4,815        5.6               4,983        3.1
                                      -------------------------------------------------------------------------------------------
  Interim (current term) net income
   per share                                                Yen27.49                      Yen31.92                       Yen33.22
---------------------------------------------------------------------------------------------------------------------------------

Note: US Accounting Standard No. 130 "Report of Comprehensive Profit" is being applied, and the increase/decrease (comprehensive profit) of capital accounts other than capital transactions during this interim term and the previous interim term based on said Standard were an increase of 3,768 million yen and 2,485 million yen, respectively.

                 IV. - 3. INTERIM CONSOLIDATED SURPLUS STATEMENT

----------------------------------------------------------------------------------------------------------------------------
                                            Current Interim            Previous Interim              Previous Term
               Accounts                   From April 1, 2002          From April 1, 2001           From April 1, 2001
                                           to Sept. 30, 2002          to Sept. 30, 2001            to March 31, 2002
----------------------------------------------------------------------------------------------------------------------------
                                              Million Yen                 Million Yen                   Million Yen
  Retained earnings

    Initial balance                               132,891                   132,322                       132,322

    Interim (current term) net
     income                                         4,099                     4,815                         4,983

    Cash dividends paid                            (2,013)                   (2,040)                       (2,040)

    Repurchase of treasury stock
     for retirement                                    --                    (2,374)                       (2,374)
                                      --------------------------------------------------------------------------------------
    Interim term end (term end)
     balance                                      134,977                   132,723                       132,891
----------------------------------------------------------------------------------------------------------------------------

                IV. - 4. INTERIM CONSOLIDATED CASH FLOW STATEMENT

----------------------------------------------------------------------------------------------------------------------------
                                                          Current Interim          Previous Interim          Previous Term
                      Accounts                           From April 1, 2002       From April 1, 2001      From April 1, 2001
                                                          to Sept. 30, 2002        to Sept. 30, 2001       to March 31, 2002
----------------------------------------------------------------------------------------------------------------------------
                                                              Million Yen             Million Yen             Million Yen
  I.   Operating activities

       1. Interim (current term) net income                      4,099                   4,815                     4,983
       2. Adjustment to reconcile net income to net
           cash provided by operating activities
  (1)  Depreciation and amortizations                            1,504                   1,518                     3,533
  (2)  Deferred income taxes                                    (1,572)                   (257)                     (620)
  (3)  (Gain) loss on sale or disposal of
        property, plant and equipment                             (272)                     36                       740
  (4)  Investment securities appraisal loss                      1,437                     220                       507
  (5)  Gain on sale, transfer or exchange of
        investments                                                 (1)                   (544)                     (502)
  (6)  Undistributed earnings of affiliates, less
        dividend                                                  (148)                   (348)                   (1,028)
  (7)  Changes in assets and liabilities
       Decrease in notes and accounts receivable
        (() increase)                                           (2,240)                 (2,686)                    1,306
       Decrease in inventories                                   1,785                     956                     1,262
       Decrease in other current assets                            445                   1,234                       395
       (Decrease) in notes and accounts payable                 (2,665)                 (2,765)                   (2,049)
       Increase in reserve liability for
        termination and retirement benefits                        801                     664                     1,400
       (Decrease) increase in accrued expenses,
        income taxes and other current liabilities               2,010                     986                    (1,293)
  (8)  Other                                                       344                     578                        19
                                                        --------------------------------------------------------------------
       Net cash provided by operating activities                 5,527                   4,407                     8,653

  II.  Investing activities

       1. Proceeds from sales and redemption of
           marketable securities income                         25,329                  10,199                    29,248
       2. Payments to acquire marketable securities            (28,458)                (14,107)                  (35,148)
       3. Proceeds from sales of property, plant
           and equipment                                           939                       6                       115
       4. Proceeds from sales and redemption of
           investments                                              --                      15                        65
       5. Capital expenditures                                  (1,083)                 (1,376)                   (2,484)
       6. Payments to acquire investments                         (358)                   (628)                     (895)
       7. Decrease in other assets (() increase)                  (334)                     82                       313
                                                        --------------------------------------------------------------------
       Net cash used in financing activities                    (3,965)                 (5,809)                   (9,412)

  III. Financial activities

       1. Decrease in short-term bank loans                       (131)                   (578)                   (1,018)
       2. Repayment of long-term debt                              (37)                    (88)                     (556)
       3. Proceeds from issuance of long-term debt                   7                      61                       521
       4. Purchase of treasury stock                               (12)                 (2,374)                   (2,379)
       5. Dividends paid on common stock                        (2,013)                 (2,040)                   (2,040)
                                                        --------------------------------------------------------------------
       Net cash used in financing activities                    (2,186)                 (5,019)                   (5,472)
                                                        --------------------------------------------------------------------
  IV.  Effect of exchange rate changes on cash and
        cash equivalents                                          (159)                     94                       416
                                                        --------------------------------------------------------------------
  V.   Net decrease in cash and cash equivalents                  (783)                 (6,327)                   (5,815)
  VI.  Initial balance of cash and cash equivalents             35,381                  41,196                    41,196
                                                        --------------------------------------------------------------------
  VII. Interim term end (term end) balance of cash
        and cash equivalents                                    34,598                  34,869                    35,381
----------------------------------------------------------------------------------------------------------------------------

Additional cash flow Information

----------------------------------------------------------------------------------------------------------------------------
  Cash paid for
    Interest                                                        82                     141                       231
    income  taxes                                                2,098                   2,836                     5,402
    Investment activities without cash expenditure
    Exchange of shares                                              --                   1,927                     1,927
----------------------------------------------------------------------------------------------------------------------------

   IV. - 5. BASIC MATTERS IN DRAFTING INTERIM CONSOLIDATED FINANCIAL STATEMENT

1. Matters regarding the scope of consolidation and application of the equity method

     Major consolidated subsidiaries:
     Studio Five Corp., Point Up Inc., Nagasaki Wacoal Sewing Corp., Torica Co., Ltd., Nanasai Co., Ltd., Wacoal International Corp., Wacoal America Inc., Wacoal France S.A., Wacoal Hong Kong Co., Ltd., Wako Investment Co., Ltd., Beijing Wacoal Co., Ltd.

     Major affiliated companies:
     Shinyoung Wacoal Inc., Taiwan Wacoal Co., Ltd., Thai Wacoal Public Co.,
     Ltd.

2. Matters regarding deployment status of scope of consolidation and application of the equity method

     Consolidated (new): Wacoal Sports Science Corp.
     Equity Method (new): K.K. Double Jay

3.   Drafting standard of interim consolidated financial statement

     The interim consolidated financial statement has been drafted based on the terms, format and drafting method according to the accounting standards generally accepted in the United States (hereinafter referred to as the "US Accounting Standards") requested in relation to the issuance of the American Depository Receipt (ADR). Moreover, as various laws and ordinances with respect to accounting in the U.S., there are the format regulations (Regulation S-X) and Accounting Series Release regarding notifications and reports to the Security Exchange Committee, and there are the references of the Financial Accounting Standard Board (FASB), report of the Accounting Principles Board, and Accounting Research Bulletin (ARB) of the Committee on Accounting Procedures, among others. Therefore, the subject matter differs in comparison to the case of drafting such interim consolidated financial statement based on the "interim consolidated financial statement drafting standard" and "interim consolidated financial statement regulations". Nevertheless, segment information is drafted based on the "interim consolidated financial statement regulations".

4.   Material Accounting Policy

     (1)  Appraisal standard of inventory assets
          The gross average method was mainly used for goods, products and supplies, and the first-in-first-out method was used for raw materials, wherewith both were appraised with the lower cost.

     (2) Appraisal standard of tangible fixed assets and method of depreciation Tangible fixed assets are appraised with the acquisition cost. Depreciation expenses are calculated mainly with the constant percentage method based on the estimated useful life of such asset (the lease term for lease assets capitalized as assets).

     (3) Appraisal method of marketable securities and investment securities Based on the provision of FASB Standard No. 115, marketable securities and investment securities have been classified as "disposable securities", and appraised at a fair value. Moreover, unrealized appraisal profit/loss is classified and indicated in the cumulative amount of other comprehensive profits in the capital section at a price after the adjustment of the tax effect.

     (4)  Reserve for retirement allowance
          This is accounted for based on the provision of FASB Standard No. 87.

     (5)  Lease transactions
          Based on the provision of FASB Standard No. 13, capital lease has been capitalized at a fair value of the leased item, and accrued liability corresponding thereto has been accounted for.

     (6)  Accounting procedure of consumption tax, etc.
          Accounting procedure of consumption tax, etc. is per the tax-excluded method.

     (7)  Interim consolidated cash flow statement
          Upon drafting the interim consolidated cash flow statement, fixed deposits and negotiable deposits within three (3) months have been included in the funds (cash and cash equivalents).

     (Remarks)

1.   Market Value of Securities


----------------------------------------------------------------------------------------------------------------------------
                                  Current Interim                                 Previous Interim
                                As of Sept. 30, 2002                             As of Sept. 30, 2001
                ------------------------------------------------------------------------------------------------------------
                Acquisition      Total       Total         Fair   Acquisition     Total        Total        Fair
                              Unrealized  Unrealized                            Unrealized   Unrealized
                  Cost          Profit        Loss        Value       Cost        Profit        Loss       Value
----------------------------------------------------------------------------------------------------------------------------
  Securities
  Government
   Bonds           2,824           2            1         2,825         --           --           --          --
  Corporate
   Bonds          17,976          36           58        17,954      9,642           46           10       9,678
  Bank Bonds      19,528          40           12        19,556     16,797          109           55      16,851
  Investment
   Trust           3,093          37           14         3,116     11,947           17            6      11,958
----------------------------------------------------------------------------------------------------------------------------
  Total           43,421         115           85        43,451     38,386          172           71      38,487
----------------------------------------------------------------------------------------------------------------------------
  Investment
    Stock         17,425       5,871          931        22,365     18,742        6,356        1,505      23,593
----------------------------------------------------------------------------------------------------------------------------
  Total           17,425       5,871          931        22,365     18,742        6,356        1,505      23,593
----------------------------------------------------------------------------------------------------------------------------
                                                     (Unit: Million Yen)
------------------------------------------------------------------------
                                        Previous Term
                                    As of March 31, 2002
                --------------------------------------------------------
                   Acquisition        Total           Total         Fair
                                    Unrealized     Unrealized
                      Cost            Profit           Loss        Value
------------------------------------------------------------------------
  Securities
  Government
   Bonds                299              1               0           300
  Corporate
   Bonds             20,483             42              26        20,499
  Bank Bonds         17,641             18             140        17,519
  Investment
   Trust              1,897              1              13         1,885
------------------------------------------------------------------------
  Total              40,320             62             179        40,203
------------------------------------------------------------------------
  Investment
    Stock            18,639          5,676           2,234        22,081
------------------------------------------------------------------------
  Total              18,639          5,676           2,234        22,081
------------------------------------------------------------------------

2. Contract Amount, Market Value and Appraisal Loss/Profit of Derivative Transactions

     For the purpose of preparing for the fluctuation risk of the foreign exchange and interest, future goods reservation contracts and interest swap contracts are being used as financial derivative products.

     (1) Although there is the exchange reservation transaction (dollar buying yen selling) as a transaction other than market transactions, there is no balance for such exchange reservation in the current interim term, previous interim term and previous term.

     (2) In order to alleviate the loss relating to loan liabilities arising from the improvement in the yield rate and fluctuation of interest in the operation of funds, a financial swap contract has been executed. Nevertheless, indications thereof have been omitted as the appraisal loss/profit and contract amounts are small and lack importance in the current interim term, previous interim term and previous term.

                             V. SEGMENT INFORMATION

(1)  Segment information by type of business

Current interim (April 1, 2002 to September 30, 2002)

                                                                                                         (Unit: Million Yen)
----------------------------------------------------------------------------------------------------------------------------
                                               Textile goods and                             Elimination or
                                                  Related goods    Others         Total      Entire company     Consolidated
----------------------------------------------------------------------------------------------------------------------------
  Sales

    (1) Sales to outside customers                   79,459         7,658         87,117             --            87,117
----------------------------------------------------------------------------------------------------------------------------
    (2) Internal sales between segments                  --         3,654          3,654         (3,654)               --
----------------------------------------------------------------------------------------------------------------------------
  Total                                              79,459        11,312         90,771         (3,654)           87,117
----------------------------------------------------------------------------------------------------------------------------
  Operating expenses                                 70,666        11,268         81,934         (2,830)           79,104
----------------------------------------------------------------------------------------------------------------------------
  Operating income                                    8,793            44          8,837           (824)            8,013
----------------------------------------------------------------------------------------------------------------------------

Previous interim (April 1, 2001 to September 30, 2001)

                                                                                                         (Unit: Million Yen)
----------------------------------------------------------------------------------------------------------------------------
                                               Textile goods and                             Elimination or
                                                  Related goods    Others         Total      Entire company     Consolidated
----------------------------------------------------------------------------------------------------------------------------
  Sales

    (1) Sales to outside customers                   78,205         7,169         85,374             --            85,374
----------------------------------------------------------------------------------------------------------------------------
    (2) Internal sales between segments                  --         3,690          3,690         (3,690)               --
----------------------------------------------------------------------------------------------------------------------------
  Total                                              78,205        10,859         89,064         (3,690)           85,374
----------------------------------------------------------------------------------------------------------------------------
  Operating expenses                                 69,709        11,204         80,913         (2,932)           77,981
----------------------------------------------------------------------------------------------------------------------------
  Operating income (( ) loss)                         8,496          (345)         8,151           (758)            7,393
----------------------------------------------------------------------------------------------------------------------------

Previous term (April 1, 2001 to March 31, 2002)

                                                                                                         (Unit: Million Yen)
----------------------------------------------------------------------------------------------------------------------------
                                               Textile goods and                             Elimination or
                                                  Related goods    Others         Total      Entire company     Consolidated
----------------------------------------------------------------------------------------------------------------------------
  Sales

    (1) Sales to outside customers                  146,438        16,391        162,829             --           162,829
----------------------------------------------------------------------------------------------------------------------------
    (2) Internal sales between segments                  --         7,324          7,324         (7,324)               --
----------------------------------------------------------------------------------------------------------------------------
  Total                                             146,438        23,715        170,153         (7,324)          162,829
----------------------------------------------------------------------------------------------------------------------------
  Operating expenses                                136,878        24,865        161,743         (6,100)          155,643
----------------------------------------------------------------------------------------------------------------------------
  Operating income (( ) loss)                         9,560        (1,150)         8,410         (1,224)            7,186
----------------------------------------------------------------------------------------------------------------------------

(Note)    1.   Segment information is drafted based on the "interim consolidated financial statement regulations".
          2.   Business classification is classified into textile goods, related products and others based on the type, quality, and resemblance in the sales market of such product.
          3.   Core products of respective businesses: Textile goods and related products: innerwear (foundation, lingerie, nightwear, children's innerwear), outerwear, sportswear, leg knit, etc. Others:
               mannequins, shop design and implementation, housing, restaurant, culture, service, etc.

(2)  Segment information by location

Current interim (April 1, 2002 to September 30, 2002)

                                                                                                         (Unit: Million Yen)
----------------------------------------------------------------------------------------------------------------------------
                                              Japan        Asia         Europe/US    Total    Elimination or    Consolidated
                                                                                              Entire company
----------------------------------------------------------------------------------------------------------------------------
  I. Sales

    (1) Sales to outside customers            76,963       2,813          7,341     87,117             --          87,117
----------------------------------------------------------------------------------------------------------------------------
    (2) Internal sales between segments          273       1,341             --      1,614         (1,614)             --
----------------------------------------------------------------------------------------------------------------------------
  Total                                       77,236       4,154          7,341     88,731         (1,614)         87,117
----------------------------------------------------------------------------------------------------------------------------
  Operating expenses                          69,965       3,617          6,312     79,894           (790)         79,104
----------------------------------------------------------------------------------------------------------------------------
  Operating income                             7,271         537          1,029      8,837           (824)          8,013
----------------------------------------------------------------------------------------------------------------------------

Previous term (April 1, 2001 to March 31, 2002)

                                                                                                         (Unit: Million Yen)
----------------------------------------------------------------------------------------------------------------------------
                                              Japan        Asia         Europe/US    Total    Elimination or    Consolidated
                                                                                              Entire company
----------------------------------------------------------------------------------------------------------------------------
  Sales
    (1) Sales to outside customers           145,930       4,649        12,250      162,829           --          162,829
----------------------------------------------------------------------------------------------------------------------------
    (2) Internal sales between segments          523       2,911            --        3,434       (3,434)              --
----------------------------------------------------------------------------------------------------------------------------
  Total                                      146,453       7,560        12,250      166,263       (3,434)         162,829
----------------------------------------------------------------------------------------------------------------------------
  Operating expenses                         139,424       6,998        11,431      157,853       (2,210)         155,643
----------------------------------------------------------------------------------------------------------------------------
  Operating income                             7,029         562           819        8,410       (1,224)           7,186
----------------------------------------------------------------------------------------------------------------------------

(Note)    1.   Segment information is drafted based on the "interim consolidated financial statement regulations".
          2.   Main countries and areas belonging to classifications other than
               Japan Asia: Various countries of East Asia and Southeast Asia
               Europe/US: US and various European countries
          3.   Indication of the previous interim term has been omitted since the ratio of Japan accounting for the total amount in sales and assets in all segments was 90% or higher, respectively.


(3)  Overseas sales

Current interim (April 1, 2002 to September 30, 2002)

                                                                                                         (Unit: Million Yen)
----------------------------------------------------------------------------------------------------------------------------
                                                                 Asia                 Europe/US                     Total
----------------------------------------------------------------------------------------------------------------------------
  I.   Overseas sales                                           2,813                   7,341                       10,154
----------------------------------------------------------------------------------------------------------------------------
  II.  Consolidated sales                                                                                           87,117
----------------------------------------------------------------------------------------------------------------------------
  III. Ratio of overseas sales among consolidated sales           3.2%                    8.4%                        11.6%
----------------------------------------------------------------------------------------------------------------------------

Previous term (April 1, 2001 to March 31, 2002)

                                                                                                         (Unit: Million Yen)
----------------------------------------------------------------------------------------------------------------------------
                                                                 Asia                 Europe/US                     Total
----------------------------------------------------------------------------------------------------------------------------
  I.   Overseas sales                                           4,649                  12,250                       16,899
----------------------------------------------------------------------------------------------------------------------------
  II.  Consolidated sales                                                                                          162,829
----------------------------------------------------------------------------------------------------------------------------
  III. Ratio of overseas sales among consolidated sales           2.9%                    7.5%                        10.4%
----------------------------------------------------------------------------------------------------------------------------

(Note)    1.   Segment information is drafted based on the "interim consolidated financial statement regulations".
          2.   Main countries and areas belonging to classifications other than
               Japan Asia: Various countries of East Asia and Southeast Asia
               Europe/US: US and various European countries
          3.   Indication of the previous interim term has been omitted since the overseas sales are less than 10% of the consolidated sales.

                       VI. STATUS OF PRODUCTION AND SALES

(1)  Production Performance

--------------------------------------------------------------------------------------------------------------------------
                                         Current Interim              Previous Interim              Previous Term
                                       From April 1, 2002            From April 1, 2001           From April 1, 2001
  Segment name by type of               to Sept. 30, 2002            to Sept. 30, 2001            to March 31, 2002
  business
                                  ----------------------------------------------------------------------------------------
                                     Amount     % Distribution     Amount     % Distribution    Amount     % Distribution
--------------------------------------------------------------------------------------------------------------------------
                                  Million Yen           %        Million Yen         %        Million Yen         %
  Textile goods and related
   products                          35,522           100.0        37,151          100.0        70,673          100.0
--------------------------------------------------------------------------------------------------------------------------


(2)  Sales Performance

--------------------------------------------------------------------------------------------------------------------------
                                        Current Interim               Previous Interim              Previous Term
                                       From April 1, 2002            From April 1, 2001           From April 1, 2001
  Segment name by type of              to Sept. 30, 2002             to Sept. 30, 2001            to March 31, 2002
  business
                                  ----------------------------------------------------------------------------------------
                                     Amount     % Distribution     Amount     % Distribution    Amount     % Distribution
--------------------------------------------------------------------------------------------------------------------------
   T    I                         Million Yen           %        Million Yen         %        Million Yen         %
   E    N   Foundation garments
   X    N    and Lingerie            63,296            72.7        62,346           73.0        116,096          71.3
   T    E
   I    R   Nightwear                 6,837             7.8         6,448            7.6         12,714           7.8
   L    W
   E    E   Children's Underwear      1,379             1.6         1,312            1.5          2,470           1.5
        A
        R
            --------------------------------------------------------------------------------------------------------------
   G              Subtotal           71,512            82.1        70,106           82.1        131,280          80.6
   O   -------------------------------------------------------------------------------------------------------------------
   O
   D   Outerwear
   S     Sportswear                   5,179             5.9         5,305            6.2          9,588           5.9
       -------------------------------------------------------------------------------------------------------------------
       Hosiery                          789             0.9           785            0.9          1,777           1.1
       -------------------------------------------------------------------------------------------------------------------
       Other textile products         1,979             2.3         2,009            2.4          3,793           2.3
       -------------------------------------------------------------------------------------------------------------------
                 Total               79,459            91.2        78,205           91.6        146,438          89.9
--------------------------------------------------------------------------------------------------------------------------
         Other businesses             7,658             8.8         7,169            8.4         16,391          10.1
--------------------------------------------------------------------------------------------------------------------------
           Grand Total               87,117           100.0        85,374          100.0        162,829         100.0
--------------------------------------------------------------------------------------------------------------------------

             VII. SUMMARY OF INDIVIDUAL INTERIM FINANCIAL STATEMENTS
                            IN TERM ENDING MARCH 2003

                                                               November 14, 2002

Listed Company: Wacoal Corporation           Stock Exchanges: Tokyo, Osaka
Code Number: 3591                            Location of Principal Office: Kyoto
       (URL http://www.wacoal.co.jp/)
Representative:   Position: President
                  Name: Yoshitaka Tsukamoto
For Inquiries:    Position: Operating Officer, General Manager
                            of Business Administration
                  Name: Shin Matsuda        TEL  (075) 682-1010

Date of Board of Directors' Meeting for Midterm Settlement: November 14, 2002 Existence of Interim Dividend System: No
Adoption of Unit Stock System: Yes (1 Unit: 1,000 shares)

1. Results for the Interim Term Ending September 2002 (April 1, 2002 to September 30, 2002)

(1) Business Results     (Note) Fractions less than 1 million yen in the
indicated amounts have been rounded off.

----------------------------------------------------------------------------------------------------------------------------
                                      Sales                      Operating Profit          Pre-tax Interim (Current Term)
                                                                                                     Net Profit
----------------------------------------------------------------------------------------------------------------------------
                                   Million Yen                 Million Yen                 Million Yen
  Interim Term Ending
   September 2002                      69,214     0.3%            6,796     3.6%              7,761            3.1%
  Interim Term Ending
   September 2001                      69,035     1.9%            6,562     0.1%              7,525            0.3%
----------------------------------------------------------------------------------------------------------------------------
  Term Ending March 2002              128,431    (0.1%)           7,754    (3.8%)             9,107           (5.3%)
----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                          Interim (Current Term) Net     Interim (Current Term) Net
                                    Profit                     Profit per Share
------------------------------------------------------------------------------------------
                           Million Yen                               Yen
  Interim Term Ending
   September 2002             3,810         (7.1%)                  25.55
  Interim Term Ending
   September 2001             4,099          9.1%                   27.18
------------------------------------------------------------------------------------------
  Term Ending March 2002      4,804          1.3%                   32.03
------------------------------------------------------------------------------------------

(Note)    (1)  Average number of shares during term: Interim term ending
               September 2002: 149,107,579 shares, Interim term ending September 2001: 150,854,390 shares, Term ending March 2002: 149,985,724 shares
          (2)  Changes in accounting method: None
          (3) Percentages indicated under sales, operating profit, pre-tax interim (current term) net profit, and net profit represent the increase/decrease in comparison to the previous interim term.


(2)  Status of Dividends

------------------------------------------------------------------------------
                            Interim Dividend per    Annual Dividend per Share
                                    Share
------------------------------------------------------------------------------
                                     Yen                     Yen
  Interim Term Ending
   September 2002
  Interim Term Ending
   September 2001
------------------------------------------------------------------------------
  Term Ending March 2002                                    13.50
------------------------------------------------------------------------------


(3)  Financial Status)

----------------------------------------------------------------------------------------------------------------------------
                             Total Assets         Equity Capital       Equity Capital Ratio     Equity Capital per Share
----------------------------------------------------------------------------------------------------------------------------
                             Million Yen           Million Yen                   %                        Yen
  Interim Term Ending
   September 2002              198,698                160,829                   80.9                   1,078.68
  Interim Term Ending
   September 2001              195,615                158,916                   81.2                   1,065.72
----------------------------------------------------------------------------------------------------------------------------
   Term Ending March 2002      192,128                158,412                   82.5                   1,062.38
----------------------------------------------------------------------------------------------------------------------------

(Note)    (1)  Number of outstanding shares at term end: Interim term ending
               September 2002: 149,099,380 shares, Interim term ending September 2001: 149,116,685 shares, Term ending March 2002: 149,111,694 shares
          (2) Number of treasury stock at term end: Interim term ending September 2002: 17,305 shares, Interim term ending September 2001: 1,649 shares, Term ending March 2002: 4,991 shares


2. Forecast of Business Performance for the Year Ending March 2003 (April 1, 2002 to March 31, 2003)

----------------------------------------------------------------------------------------------------------------------------
                          Sales          Operating Profit   Current Term Net Profit        Annual Dividend per Share
--------------------------------------------------------------------------------------------------
                                                                                       End of Term
----------------------------------------------------------------------------------------------------------------------------
                        Million Yen         Million Yen           Million Yen              Yen               Yen
     Full Term            129,000              9,700                 4,500                13.50             13.50
----------------------------------------------------------------------------------------------------------------------------

(Reference) Expected net profit per share (annual basis): 30.18 yen

*The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future. Please refer to page 6 of the attachment for items relating to the foregoing estimates.

                     VIII. - 1. INTERIM FINANCIAL STATEMENT

-----------------------------------------------------------------------------------------------------------------------
                                         Current Interim                Previous Interim               Previous Term
Accounts
                                       As of Sept. 30, 2002           As of Sept. 30, 2001         As of March 31, 2002
-----------------------------------------------------------------------------------------------------------------------
(Assets)                               Million Yen         %          Million Yen       %          Million Yen       %

I.  Current Assets                        93,067          46.8           86,124        44.0           87,751       45.7

    Cash on hand and in banks             29,344                         30,470                       30,602
    Bill receivable                        1,403                          1,667                        1,392
    Trade accounts receivable             17,011                         17,660                       14,346
    Marketable securities                 19,149                         12,781                       17,393
    Inventories                           16,636                         18,703                       18,517
    Deferred income taxes asset            3,255                          3,316                        2,762
    Other current assets                   6,506                          1,817                        2,983
    Reserve for bad debts                   (239)                          (292)                        (245)


II. Fixed Assets                         105,630          53.2          109,491        56.0          104,377       54.3

 1. Tangible fixed assets                 47,022          23.7           48,512        24.8           48,038       25.0

    Buildings                             22,317                         23,550                       23,011
    Land                                  21,554                         21,718                       21,718
    Others                                 3,150                          3,243                        3,308

 2. Intangible fixed assets                1,896           1.0            1,559         0.8            1,707        0.9

 3. Investment and other assets           56,712          28.5           59,418        30.4           54,631       28.4

    Investment securities                 52,037                         54,966                       50,162
    Others                                 5,467                          5,240                        5,254
    Reserve for bad debts                   (792)                          (789)                        (785)


-----------------------------------------------------------------------------------------------------------------------
      Total Assets                       198,698         100.0          195,615       100.0          192,128      100.0
-----------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                  Current Interim              Previous Interim                Previous Term
Accounts
                                               As of Sept. 30, 2002         As of Sept. 30, 2001            As of March 31, 2002
---------------------------------------------------------------------------------------------------------------------------------
(Liabilities)                                  Million Yen       %           Million Yen      %              Million Yen     %
I.   Current Liabilities                          28,906        14.6            26,771       13.7               24,751      12.9

     Acceptance payable                              876                         5,412                           3,779
     Trade accounts payable                       11,030                         4,934                           6,447
     Accrued liability                             4,312                         3,725                           5,472
     Corporate taxes payable                       4,061                         3,650                           1,744
     Reserve for bonus                             3,390                         3,810                           3,450
     Reserve for procurement of
      returned goods                               2,260                         2,160                           1,600
     Others                                        2,975                         3,078                           2,257

II.  Fixed Liabilities                             8,962         4.5             9,927        5.1                8,963       4.6

     Deferred tax liability                        2,666                         4,434                           3,019
     Reserve for retirement benefits               5,149                         4,317                           4,646
     Reserve for directors'
      retirement bonus                               426                           546                             581
     Others                                          719                           628                             716
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                 37,868        19.1            36,698       18.8               33,715      17.5
--------------------------------------------------------------------------------------------------------------------------------
(Capital)

I.   Capital                                          --          --            13,260        6.8               13,260       6.9

II.  Capital reserve                                  --          --            25,273       12.9               25,273      13.2

III. Earned surplus reserve                           --          --             3,315        1.7                3,315       1.7

IV.  Other surplus                                    --          --           110,398       56.4              111,102      57.8

     Arbitrary reserve fund                           --                       105,435                         105,435
     Interim (current term)
      undistributed profits                           --                         4,962                           5,667

V.   Other securities appraisal difference            --          --             6,670        3.4                5,467       2.9

VI.  Treasury Stock                                   --          --                --         --                   (5)      0.0
--------------------------------------------------------------------------------------------------------------------------------
Total Capital                                         --          --           158,916       81.2              158,412      82.5
--------------------------------------------------------------------------------------------------------------------------------
(Capital)

I.   Capital                                      13,260         6.7                --         --                   --        --

II.  Capital surplus                              25,273        12.7                --         --                   --        --

     Capital reserve                              25,273                            --                              --

III. Earned surplus reserve                      116,159        58.4                --         --                   --        --

     Earned surplus                                3,315                            --                              --
     Arbitrary reserve fund                      105,367                            --                              --
     Interim (current term)
      undistributed profits                        7,477                            --                              --

IV.  Other securities appraisal difference         6,154         3.1                --         --                   --        --

V.   Treasury stock                                  (17)        0.0                --         --                   --        --
--------------------------------------------------------------------------------------------------------------------------------
Total capital                                    160,829        80.9                --         --                   --        --
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and capital                    198,698       100.0           195,615      100.0              192,128     100.0
--------------------------------------------------------------------------------------------------------------------------------

                       VIII. - 2. INTERIM INCOME STATEMENT

----------------------------------------------------------------------------------------------------------------------
                                              Current Interim           Previous Interim           Previous Term
Accounts                                     From April 1, 2002        From April 1, 2001        From April 1, 2001
                                             to Sept. 30, 2002         to Sept. 30, 2001         to March 31, 2002
----------------------------------------------------------------------------------------------------------------------
                                             Million Yen     %         Million Yen     %         Million Yen      %

I    Sales                                     69,214      100.0         69,035      100.0         128,431      100.0
II.  Cost of sales                             35,406       51.2         35,698       51.7          67,069       52.2

Gross profit on sales                          33,808       48.8         33,337       48.3          61,361       47.8

III. Selling, general and
      administrative expenses                  27,011       39.0         26,774       38.8          53,607       41.8
----------------------------------------------------------------------------------------------------------------------
Operating income                                6,796        9.8          6,562        9.5           7,754        6.0
----------------------------------------------------------------------------------------------------------------------
IV.  Non-operating income                       1,082        1.6          1,148        1.7           1,564        1.2
     Interest received                            158                       175                        334
     Dividends received                           578                       566                        672
     Others                                       346                       405                        557

V.   Non-operating expenses                       117        0.2            185        0.3             210        0.1
     Interest paid                                  1                         5                          8
     Others                                       116                       180                        202
----------------------------------------------------------------------------------------------------------------------
Current profits                                 7,761       11.2          7,525       10.9           9,107        7.1
----------------------------------------------------------------------------------------------------------------------
VI.  Extraordinary profit                         392        0.6              8        0.0               8        0.0

VII. Extraordinary loss                         1,644        2.4            571        0.8             928        0.7
----------------------------------------------------------------------------------------------------------------------
Pre-tax interim (current term) net profit       6,508        9.4          6,961       10.1           8,187        6.4
Corporate tax, resident tax, business tax       4,045        5.8          3,334        4.8           3,840        3.0
Adjustment of corporate tax, etc               (1,346)      (1.9)          (471)      (0.7)           (456)      (0.3)
----------------------------------------------------------------------------------------------------------------------
Interim (current term) net profit               3,810        5.5          4,099        6.0           4,804        3.7
Profit carried forward from previous term       3,667                     3,237                      3,237
Extinguished amount of treasury stock              --                     2,374                      2,374
----------------------------------------------------------------------------------------------------------------------
Interim (current term)
 undistributed profits                          7,477                     4,962                      5,667
----------------------------------------------------------------------------------------------------------------------

< BASIC MATTERS IN DRAFTING OF INTERIM FINANCIAL STATEMENT >

1.   Appraisal standard and appraisal method of assets
     (1)  Appraisal standard and appraisal method of securities
          Stock of subsidiaries and affiliated companies .......... Cost accounting method based on moving average method
          Other securities
               Securities with market value .......... Market value method based on market price on interim closing day
               (Variance in appraisal is based on method of directly including all shareholders' equity, and cost of sales is calculated based on moving average method.)

2.   Depreciation method of fixed assets
     (1)  Tangible fixed assets .......... Constant percentage method (fixed amount method for buildings (excluding fixtures incidental to buildings) acquired on or after April 1, 1998)
          Durable years for principal items are as follows:
               Buildings and structures: 5 to 50 years
               Machinery and vehicles: 6 to 12 years
               Equipment and tools: 5 to 20 years
     (2)  Intangible fixed assets .......... Fixed amount method (In terms of software for internal use, the fixed amount method based on the available period (5 years) within the Company)

3.   Appropriation standards of reserves
     (1)  Reserve for bad debts .......... In order to prepare for bad debt loss of accounts receivable and loans receivable, the estimated collectable amounts are appropriated using the loan loss ratio for general credits and consideration of individual collectability credits specified as being at risk of becoming dead loans.
     (2)  Reserve for bonus .......... In order to supply bonuses to employees, reserve for bonuses is appropriated based on the anticipated amount to be supplied.
     (3)  Reserve for adjustment of returned goods .......... In order to clarify the corresponding relationship of sales and returns, consideration is given to past returned goods and the estimated loss accompanying future returned goods is appropriated.
     (4)  Reserve for employee retirement benefit .......... In order to prepare for employee retirement benefits, based on retirement pay liabilities and pension assets as of the end of the current consolidated fiscal year, the amount acknowledged as being generated as of the end of the current consolidated fiscal year is appropriated.
     (5)  Reserve for directors' retirement bonus .......... In order to prepare for expenditure of reserve for directors' retirement bonus, a necessary interim term end supply amount based on internal regulations relating to the supply of directors' retirement bonus is appropriated.

4.   Processing method of lease transactions
     For finance lease transactions other than those in which the ownership of the leased item is acknowledged to be transferred to the borrower are pursuant to accounting procedures based on the method according to an ordinary lease transaction.

5.   Account procedures of consumption tax, etc.
     Accounting procedure of consumption tax, etc. is per the tax-excluded method.

< Additional Information >
Accounting of Treasury Stock and Legal Reserves
     "The accounting standard on the liquidation of treasury stock and legal reserves" (Accounting Standards Clause 1) is being applied to the current interim of the consolidated fiscal year. The effect of the application on the profit and loss of the current interim of the consolidated fiscal year is negligible.
     Meanwhile, pursuant to revision of the interim consolidated financial statement regulations, the capital section of the interim balance sheet in the current interim term has been drafted based on the revised interim consolidated financial statement regulations.
     Thus, the "treasury stock" (1 million yen) appropriated in the current assets section in the previous interim term is indicated at the end of the capital section as a deducted item against the capital in the current interim term end and the previous term end.

< REMARKS >

                                                    (Current Interim)           (Previous Interim)         (Previous Term)
1.   Total amount of depreciation in the
     Tangible fixed assets                           27,491 million yen         26,126 million yen         27,005 million yen

2.   Breakdown of extraordinary profit
       Profit on sale of fixed assets                392 million yen            8 million yen              8 million yen

3.   Breakdown of extraordinary loss
       Loss on sale of fixed assets                  93 million yen             32 million yen             88 million yen
       Deferred reserve for bad debts                --                         295                        301
       Appraisal loss of investment securities       982                        206                        85
       Appraisal loss of subsidiary stock            25                         37                         453
       Optional retirement system addition           543                        --                         --

4.   Matters relating to lease transactions
(1)  Finance lease other than transfer of ownership
     (1) Acquisition cost equivalent, cumulative depreciation equivalent, and interim (term end) balance equivalent

                                                     (Tools and equipment)      (Tools and equipment)     (Tools and equipment)
Acquisition cost equivalent                          490 million yen            369 million yen           442 million yen
Cumulative depreciation equivalent                   310                        180                       237
-------------------------------------------------------------------------------------------------------------------------------
Interim (term end) balance equivalent                180                        188                       205

     (2)  Interim (term end) balance equivalent of unearned lease fees


Within one year                                      145 million yen            94 million yen            125 million yen
Over one year                                        116                        151                       153
-------------------------------------------------------------------------------------------------------------------------------
Total                                                262                        246                       279

     Moreover, since the unearned lease fee balance is not important, the foregoing amounts have been calculated based on the paid interest inclusive method.

     (3)  Lease fee paid

Lease fee paid                                       70 million yen             33 million yen            87 million yen
Depreciation expense equivalent                      77                         28                        96

(2)  Operating lease
     Unearned lease fee

Within one year                                      7 million yen              147 million yen           86 million yen
Over one year                                        2                          13                        94
-------------------------------------------------------------------------------------------------------------------------------
Total                                                10                         161                       181

5.   Breakdown of decrease in number of outstanding shares

Extinguishment of treasury stock by profit           -- thousand shares         2,000 thousand shares     2,000 thousand shares
Total amount of stock acquisition cost               -- million yen             2,374 million yen         2,374 million yen

6.   Affiliate company stock with market value

Appropriation on interim balance sheet               1,263 million yen          1,263 million yen         1,263 million yen
Market value                                         2,987                      2,295                     2,803
-------------------------------------------------------------------------------------------------------------------------------
Balance                                              1,724                      1,031                     1,540

7.   Guarantee of liabilities of loans by subsidiary

(1)  Guarantee of liability                          228 million yen                   NIL                       NIL
                                                     (1 company)

(2)  Cover of management guidance letter             679 million yen            1,697 million yen         2,006 million yen
                                                     (2 companies)              (4 companies)             (4 companies)